EXHIBIT 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 29, 1996, relating to the consolidated financial statements of Border Network Technologies Inc., for the year ended December 31, 1995, included in the Annual Report on Form 10-K for the year ended December 31, 1996 for Secure Computing Corporation.

/s/ Price Waterhouse

Chartered Accountants
Toronto, Canada
June 9, 1997